EXHIBIT (j)(1)

                          INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 73 to the Registration Statement (1933 Act File No. 02-90946) on Form N-1A of Eaton Vance Mutual Funds Trust of our reports each dated December 15, 2000 of Floating Rate Portfolio and the Eaton Vance Floating-Rate High Income Fund (the "Fund") included in the October 31, 2000 Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information of the Registration Statement.



                                  /s/ Deloitte & Touche LLP
                                  -------------------------
                                  DELOITTE & TOUCHE LLP

February 26, 2001
Boston, Massachusetts